THIRD AMENDMENT TO LEASE

This Third Amendment to Lease ("**Amendment**") is entered into, and dated for reference purposes, as of April 22, 2025 (the "**Execution Date**") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("**Landlord**"), and GUARDANT HEALTH, INC., a Delaware corporation ("**Tenant**"), with reference to the following facts ("**Recitals**"):

A. Landlord and Tenant are the parties to that certain lease which is comprised of the following: that certain Lease, dated November 1, 2014, entered into by and between Tenant, as tenant and Landlord, as landlord ("**Original Lease**"); as amended by that certain First Amendment to Lease ("**First Amendment**") dated October 17, 2017 and that certain Second Amendment to Lease ("**Second Amendment**"), dated March 6, 2019 (collectively, the "**Existing Lease**"), for certain "**Premises**" described therein consisting of the following: (a) approximately 48,787 rentable square feet in Building Number 12 (located at 505 Penobscot Drive, Redwood City, California) ("**Original Premises**"), (b) approximately 24,448 rentable square feet in Building Number 27 (located at 220 Saginaw Drive, Redwood City, California) ("**Expansion Space A**"), (c) approximately 26,067 rentable square feet in Building Number 1 (located at 123 Saginaw Drive, Redwood City, California) ("**Expansion Space B**"), (d) approximately 7,767 rentable square feet in Building Number 12 (located at 545 Penobscot Drive, Redwood City, California) ("**Expansion Space C**"), (e) approximately 7,254 rentable square feet in Building Number 12 (located at 545 Penobscot Drive, Redwood City, California) ("**Expansion Space D**"), (f) approximately 29,920 rentable square feet in Building Number 1 located at 101 Saginaw Drive, Redwood City ("**Expansion Space 2A**"), and (g) approximately 18,512 rentable square feet in Building Number 12 located at 595 Penobscot Drive, Redwood City ("**Expansion Space 2B**"), all as more particularly described in the Existing Lease.

B. Landlord and Tenant desire to provide for the extension of the Term and other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

<u>SECTION 1.</u> <u>SCOPE OF AMENDMENT; DEFINED TERMS</u>. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term "Lease" as used herein and, from and after the Execution Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

<u>SECTION 2.</u> <u>EXTENSION OF TERM</u>. Landlord and Tenant acknowledge and agree that the current Term with respect to each of the spaces comprising the Premises pursuant to the Existing Lease will expire as follows (each, an "**Existing Expiration Date**"):

Premises	Expiration Date
Original Premises	December 31, 2025
Expansion Space A	December 31, 2026
Expansion Space B	December 31, 2026
Expansion Space C	December 31, 2025
Expansion Space D	December 31, 2025
Expansion Space 2A	November 30, 2027
Expansion Space 2B	May 31, 2026

The Term of the Lease is hereby extended (the "**Extended Term**") with respect to each of the spaces comprising the Premises, commencing on the day immediately following the applicable Existing Expiration Date (each, an "**Extension Commencement Date**") and expiring on the dates set forth below (hereafter, an "**Expiration Date**" in lieu of the dates provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease:

Premises	Expiration Date
Original Premises	December 31, 2031
Expansion Space A	December 31, 2030
Expansion Space B	December 31, 2030
Expansion Space C	December 31, 2031
Expansion Space D	December 31, 2031
Expansion Space 2A	December 31, 2030
Expansion Space 2B	December 31, 2031

Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease, including, without limiting the generality of the foregoing, the option set forth in Section 3 of Rider 2 to the Original Lease, as amended by Section 11 of the First Amendment and Section 6 of the Second Amendment, are hereby deleted as of the Execution Date.

SECTION 3. MONTHLY BASE RENT FOR EXTENDED TERM.

Notwithstanding any provision of the Existing Lease to the contrary, commencing on the applicable Extension Commencement Date and continuing through the applicable Expiration Date of the Extended Term, the amount of Monthly Base Rent payable by Tenant for the Premises shall be as follows:

(a) Base Rent for Original Premises, and Expansion Space C and Expansion Space D:

Period from/to	Monthly Base Rent Rate	Monthly Base Rent
January 1, 2026 – December 31, 2026	$5.50	$350,944.00*
January 1, 2027 – December 31, 2027	$5.67	$361,472.32
January 1, 2028 – December 31, 2028	$5.84	$372,316.49
January 1, 2029 – December 31, 2029	$6.02	$383,485.98
January 1, 2030 – December 31, 2030	$6.20	$394,990.56
January 1, 2031 – December 31, 2031	$6.39	$406,840.28

*Subject to abatement as described in subclause (e) below.

(b) **Base Rent for Expansion Space A and Expansion Space B**:

Period from/to	Monthly Base Rent Rate	Monthly Base Rent
January 1, 2027 – December 31, 2027	$5.50	$277,832.50*
January 1, 2028 – December 31, 2028	$5.67	$286,167.48
January 1, 2029 – December 31, 2029	$5.84	$294,752.50
January 1, 2030 – December 31, 2030	$6.02	$303,595.07

*Subject to abatement as described in subclause (e) below.

(c) **Base Rent for Expansion Space 2A**:

Period from/to	Monthly Base Rent Rate	Monthly Base Rent
December 1, 2027 – November 30, 2028	$5.50	$164,560.00*
December 1, 2028 – November 30, 2029	$5.67	$169,496.80
December 1, 2029 – November 30, 2030	$5.84	$174,581.70
December 1, 2030 – December 31, 2030	$6.02	$179,819.16

*Subject to abatement as described in subclause (e) below.

(d) **Base Rent for Expansion Space 2B**:

Period from/to	Monthly Base Rent Rate	Monthly Base Rent
June 1, 2026 – May 31, 2027	$5.50	$101,816.00*
June 1, 2027 – May 31, 2028	$5.67	$104,870.48
June 1, 2028 – May 31, 2029	$5.84	$108,016.59
June 1, 2029 – May 31, 2030	$6.02	$111,257.09
June 1, 2030 – May 31, 2031	$6.20	$114,594.81
June 1, 2031 – December 31, 2031	$6.39	$118,032.65

*Subject to abatement as described in subclause (e) below.

(e) **Abated Base Rent for the Premises.** Notwithstanding anything in the foregoing to the contrary, provided that a Default by Tenant has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent due and payable with respect to each of the foregoing spaces for the first four (4) months of the applicable Extended Term (collectively, "Abated Rent"); provided, further, that in the event of a Default by Tenant at any time prior to the last day of the month in which the applicable Expiration Date occurs (the "Outside Month"), a fraction of all previously Abated Rent with respect to such space, the numerator of which shall be the number of months remaining from and including the month in which such Default occurs until and including the Outside Month, and the denominator of which shall be the number of months from and including the month in which the applicable Extension

Commencement Date occurs until and including the Outside Month with respect to such space, shall be promptly due and payable in full at that time without the necessity of further notice or action by Landlord; provided that the Tenant shall first have the right to cure any such Default by Tenant pursuant to and consistent with Article 11 of the Original Lease prior to having to pay any such fraction of all previously Abated Rent.

SECTION 4. TENANT'S SHARE. During the Extended Term, Tenant shall pay all Additional Rent payable under the Lease, including Rent Adjustments.

SECTION 5. "AS IS" CONDITION. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Extended Term and accepts the Premises in its "AS IS" condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as expressly set forth in Exhibit A attached hereto and except that, subject to the terms of the Existing Lease, Landlord shall replace the boiler that services the Original Premises, Expansion Space C, Expansion Space D and Expansion Space 2B and the cost of such boiler shall be a capital expenditure pursuant to the Existing Lease.

SECTION 6. RESTORATION. Notwithstanding anything to the contrary in the Existing Lease, at the expiration or earlier termination of the Term, Tenant shall not be required to remove or restore any Alterations existing in the Premises as of the date of this Amendment.

SECTION 7. TIME OF ESSENCE. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

SECTION 8. BROKERS. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Cushman & Wakefield ("**Tenant's Broker**") and, except for Tenant's Broker and Landlord's Broker identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Newmark Cornish & Carey ("**Landlord's Broker**") harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys' fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord's Broker and Tenant's Broker. Tenant is not obligated to pay or fund any amount to Landlord's Broker or Tenant's Broker, and Landlord hereby agrees to pay a commission to Landlord's Broker in connection with the subject matter of this Amendment pursuant to Landlord's separate written agreement with Landlord's Broker (a portion of which shall be payable to Tenant's Broker pursuant to the terms of a separate written agreement between Landlord's Broker and Tenant's Broker). The provisions of this Section shall survive the expiration or earlier termination of the Lease.

SECTION 9. ATTORNEYS' FEES. Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. Tenant shall be liable for, and shall pay upon demand, all costs and expenses, including reasonable attorneys' fees, incurred by Landlord in enforcing Tenant's performance of its obligations under the Lease, or resulting from a Default by Tenant (regardless of whether suit is initiated), or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord's fault, to become involved or concerned (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit

or proceeding). Section 11.03 of the Original Lease is hereby deleted in its entirety and of no further force and effect.

SECTION 10. EFFECT OF HEADINGS; RECITALS; EXHIBITS. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

SECTION 11. ENTIRE AGREEMENT; AMENDMENT. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

SECTION 12. SANCTIONS LIST.

(a) Tenant hereby represents, warrants and covenants to Landlord that either:

(i) Tenant is a Regulated Entity (as defined below), or

(ii) neither Tenant nor any person or entity that directly or indirectly has an ownership interest in Tenant of twenty-five percent (25%) or more, is or will be (A)(1) subject to a U.S. comprehensive sanctions program administered by the U.S. Department of Treasury, Office of Foreign Assets Control ("**OFAC**"), (2) named on OFAC's U.S. Specially Designated Nationals list, or (3) named on OFAC's Sectoral Sanctions Identifications list ((1), (2) and (3) collectively the "**OFAC Sanctions Lists**"), (B) named on any other locally required sanctions lists ("**Country Lists**"), or (C) named on the United Nations Security Council's sanctions list (the "U.N. List" and together with the OFAC Sanctions Lists and the Country Lists, the "**Sanctions Lists**").

(b) If, in connection with the Lease, there is one or more Guarantors of Tenant's obligations under the Lease, then Tenant further represents, warrants and covenants that either:

(i) any such Guarantor is a Regulated Entity,

(ii) neither Guarantor nor any person or entity that directly or indirectly has an ownership interest in such Guarantor of twenty-five percent (25%) or more is or will be on the Sanctions Lists.

For purposes of this Section, a "**Regulated Entity**" shall mean a U.S. public company (including their documented wholly-owned subsidiaries) or any other entity, including a bank, that is regulated by the SEC, FINRA, or Federal Reserve.

SECTION 13. .RATIFICATION. Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Execution Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

SECTION 14. AUTHORITY. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant's authority.

SECTION 15. DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a "Certified Access Specialist" ("**CASp**") to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the "**Inspection**"), such Inspection shall be (a) performed at Tenant's sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the "**Report**"), and (ii) keep the information contained in the Report confidential, except to the extent required by Law, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the "**Access Improvements**"). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Law, which Access Improvements may, at Landlord's option, be performed in whole or in part by Landlord at Tenant's expense, payable as Additional Rent within ten (10) days following Landlord's demand.

SECTION 16. COUNTERPARTS. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:

GUARDANT HEALTH, INC.,
a Delaware corporation

By: ______________________

Print Name: John Saia

Title: Chief Legal Officer
(Chairman of Board, President or Vice President)

By: ______________________

Print Name: ______________________

Title: ______________________
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By: MetLife Investment Management, LLC,
a Delaware limited liability company,
its investment manager

By: ______________________
Print name: Michael Pace
Its: Authorized Signatory and Managing Director

EXHIBIT A
WORKLETTER AGREEMENT
(TENANT BUILD - ALLOWANCE)

This Workletter Agreement ("Workletter") is attached to and a part of a certain Third Amendment to Lease, by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and GUARDANT HEALTH, INC., a Delaware corporation, as Tenant, for the Premises. Terms used herein and not defined herein shall have the meaning of such terms as defined elsewhere in the Lease. For purposes of this Workletter, references to "State" and "City" shall mean the State and City in which the Building is located.

1. AS IS Condition.

Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation except to the extent expressly provided in this Workletter.

2. Landlord Work.

There is no Landlord Work.

3. Tenant's Plans.

3.1. Description. At its expense, Tenant shall employ:

(i) one or more architects reasonably satisfactory to Landlord and licensed by the State ("Tenant's Architect") to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition.

(ii) one or more engineers reasonably satisfactory to Landlord and licensed by the State ("Tenant's Engineers") to prepare structural, mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

All such drawings and specifications are referred to herein as "Tenant's Plans". Tenant's Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant's Architect shall be responsible for coordination of all engineering work for Tenant's Plans and shall coordinate with any consultants retained by Tenant in connection with the design and installation of improvements to the Premises (the use of such consultants is subject to Landlord's consent), and Landlord's architect or other representative to assure the consistency of Tenant's Plans with the Base Building Work and Landlord Work (if any).

Tenant shall pay Landlord, within ten (10) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord's architects and engineers to review Tenant's Plans. Tenant's Plans shall also include the following:

(a) Final Space Plan: The "Final Space Plan" for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading) and include a drop ceiling for the entire Premises and HVAC distributed throughout the entire Premises except the shipping and warehouse areas. The Final Space Plan shall (i) be compatible with the design, construction, systems and equipment of the Base Building; (ii) specify only materials, equipment and installations which are new and of a grade and quality no less than existing components of the Building when they were originally installed (collectively, (i) and (ii) may be

referred to as "Building Standard" or "Building Standards"); (iii) comply with Laws, (iv) be capable of logical measurement and construction, and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from engineers designated by Landlord pursuant to Section 3.1(b). below, for all mechanical and electrical systems in the Premises).

(b) Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers approved by Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control and shall employ engineers designated by Landlord to prepare for Landlord a capacity and usage report ("Capacity Report") for all mechanical and electrical systems in the Premises.

(c) Issued for Construction Documents: The "Issued for Construction Documents" shall consist of all drawings (1/8" scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

3.2. Approval by Landlord. Tenant's Plans and any revisions thereof shall be subject to Landlord's approval, which approval or disapproval:

(i) shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant's Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Building, including applicable floor loading capacity; (b) adversely affect any of the Building Systems, the Common Areas or any other tenant space (whether or not currently occupied); (c) fail to fully comply with Laws, (d) affect the exterior appearance of the Building; (e) provide for improvements which do not meet or exceed the Building Standards; or (f) involve any installation on the roof, or otherwise affect the roof, roof membrane or any warranties regarding either. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), and security (if any) systems in the Building.

(ii) shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord disapproves of any of Tenant's Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord's approval. The approval procedure shall be repeated as necessary until Tenant's Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant's Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant's Plans and for the compliance of Tenant's Plans with any and all Laws.

3.3. Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord's construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work. Landlord shall complete its review of each stage of Tenant's Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

3.4. City Requirements. Any changes in Tenant's Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord's review and approval.

3.5. "As-Built" Drawings and Specifications. A CADD-DXF diskette file and a set of black line drawings of all "as-built" drawings and specifications of Tenant's Work in the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant's Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant's expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and diskette(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce the drawings and diskette(s) within ten (10) days after Landlord's written notice, Landlord may, at Tenant's sole cost which may be deducted from the Allowance, produce the drawings and diskette(s) using Landlord's personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

4. Tenant Work.

4.1. Tenant Work Defined. All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 7 below) is referred to in this Workletter as "Tenant Work."

4.2. Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Work shall be considered "Tenant Alterations" for purposes of the Lease.

4.3. Construction Contract. All contracts and subcontracts for Tenant Work shall include any terms and conditions reasonably required by Landlord.

4.4. Contractor. Tenant shall select one or more contractors to perform the Tenant Work ("Contractor") subject to Landlord's prior written approval, which shall not unreasonably be withheld. Landlord hereby approves Landmark Builders as an approved Contractor.

5. Tenant's Expense.

Tenant agrees to pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the "Permanent Improvement Costs" (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the "Allowance" (defined below) to payment of the Permanent Improvement Costs. Landlord shall provide Tenant a tenant improvement allowance ("Allowance") in the amount of Fifteen Dollars ($15.00) per square foot of the Rentable Area of the Premises. The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs (as defined below). The term "Permanent Improvement Costs" shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Premises, actual and reasonable costs of design thereof and governmental permits therefor, costs incurred by Landlord for Landlord's architects and engineers pursuant to Section 3.1, and Landlord's construction administration fee (defined in Section 8.10 below). Provided, however, Permanent Improvement Costs shall exclude costs of "Tenant's FF&E" (defined below). For purposes of this Workletter, "Tenant's FF&E" shall mean Tenant's furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof. If Tenant does not utilize one hundred percent (100%) of the Allowance for Permanent Improvement Costs no later than the date that is twelve (12) months following the date of this Amendment (the "Allowance Deadline") and submit full and complete application(s) for disbursement thereof pursuant to Section 6 below, Tenant may, upon written application to Landlord on or before the Allowance Deadline, use the unused Allowance as a credit against Rent next coming due under

the Lease. Any portion of the Allowance remaining after the Allowance Deadline shall accrue to the sole benefit of the Landlord.

6. Application and Disbursement of the Allowance.

6.1. Tenant shall prepare a budget for all Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work ("Budget"), which Budget shall be subject to the reasonable approval of Landlord. Such Budget shall be supported by a guaranteed maximum price construction contract and such other documentation as Landlord may require to evidence the total costs. To the extent the Budget exceeds the available Allowance ("Excess Cost"), Tenant shall be solely responsible for payment of such Excess Cost. Further, prior to any disbursement of the Allowance by Landlord, Tenant shall pay and disburse its own funds for all that portion of the Permanent Improvement Costs equal to the sum of (a) the Permanent Improvement Costs in excess of the Allowance; plus (b) the amount of "Landlord's Retention" (defined below). "Landlord's Retention" shall mean an amount equal to fifteen percent (15%) of the Allowance, which Landlord shall retain out of the Allowance and shall not be obligated to disburse unless and until after Tenant has completed the Tenant Work and complied with Section 6.4 below. Further, Landlord shall not be obligated to make any disbursement of the Allowance unless and until Tenant has provided Landlord with (i) bills and invoices covering all labor and material expended and used in connection with the particular portion of the Tenant Work for which Tenant has requested reimbursement, (ii) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs, (iii) contractors affidavit covering all labor and materials expended and used, (iv) Tenant, contractors and architectural completion affidavits (as applicable), and (v) valid mechanics' lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 6.2 and 6.4 below.

6.2. Upon Tenant's full compliance with the provisions of Section 6, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Work or providing materials for Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance as follows:

(a) In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Work, upon the following terms and conditions: (i) such costs are included in the Budget, are Permanent Improvement Costs, are covered by the Allowance, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iii) Landlord, or Landlord's appointed representative, has inspected and approved the work for which Tenant seeks payment; or

(b) In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant, are included in the Budget, are Permanent Improvement Costs, and are covered by the Allowance; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably approved by Landlord, setting forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iv) Landlord, or Landlord's appointed representative, has inspected and approved the work for which Tenant seeks reimbursement.

6.3. Tenant shall provide Landlord with the aforementioned documents by the fifteenth (15th) of the month and payment shall be made by the thirtieth (30th) day of the month following the month in which such documentation is provided.

6.4. Prior to Landlord disbursing the Landlord's Retention to Tenant, Tenant shall submit to Landlord the following items within thirty (30) days after completion of the Tenant Work or such longer

period as Landlord may permit: (i) "As Built" drawings and specifications pursuant to Section 3.5 above, (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work, (iii) a "Certificate of Completion" prepared by Tenant's Architect, and (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs.

7. Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord's approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities. Tenant shall be responsible for payment of the cost of any such change, addition or alteration if it would increase the Budget and Excess Cost previously submitted and approved pursuant to Section 6 above.

8. Miscellaneous.

8.1. Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Premises by Lease option or otherwise.

8.2. Tenant Work shall include (at Tenant's expense subject to application of the Allowance towards the costs of such items), if applicable given the nature of the Tenant Work:

(a) Landlord approved lighting sensor controls as necessary to meet applicable Laws;

(b) Building Standard fluorescent fixtures in all Building office areas;

(c) Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building's system and shall be tested and certified prior to Tenant's occupancy of the Premises by a State certified testing company;

(d) Building Standard ceiling systems (including tile and grid) and;

(e) Building Standard air conditioning distribution and Building Standard air terminal units.

8.3. Sprinklers. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Building firehose or firehose valve cabinets, if Tenant's Plans and/or any applicable Laws necessitate such.

8.4. Floor Loading. Floor loading capacity shall be within building design capacity. Tenant may exceed floor loading capacity with Landlord's consent, at Landlord's sole discretion and must, at Tenant's sole cost and expense, reinforce the floor as required for such excess loading.

8.5. Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

8.6. Life Safety. Tenant (or Contractor) shall employ the services of a fire and life-safety subcontractor reasonably satisfactory to Landlord for all fire and life-safety work at the Building.

8.7. Locks. Tenant may purchase locks, cylinders and keys for the Premises from its own vendor, provided that (a) such vendor and the locks, cylinders and keys to be used are subject to Landlord's

prior written approval; (b) of a make and model which are functional, operable and compatible with Landlord's master key system; (c) a master key or keys are provided to Landlord, of which Landlord may place one such master key in the "knox box" for use by the fire department and emergency personnel in the event of an emergency and may retain another key for Landlord's use for entry permitted under the Lease; and (d) the contact information for Tenant's vendor for locks, cylinders and keys used in the Premises shall be provided to Landlord with Tenant's request for approval.

8.8. Authorized Representatives. Tenant has designated Joe Hodges to act as Tenant's representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days' notice to Landlord.

8.19 Fee. Landlord shall receive a fee equal to one percent (1.0%) of the Allowance for Landlord's review and supervision of construction of the Tenant Work.

9. Force and Effect.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

<u>EXHIBIT B</u>

<u>LANDLORD'S SUSTAINABILITY POLICIES</u>

This <u>Exhibit B</u> ("Landlord's Sustainability Policies") is hereby incorporated into and made a part of the Lease.

1. Green Standard Initiative

Landlord and Tenant shall each promote and improve the environmental performance of the Premises and the Building and agree to cooperate with the other to abide by Landlord's Sustainability Policies. Tenant acknowledges that Landlord may elect, in Landlord's sole discretion, to implement commercially reasonable energy, water and waste, efficiency, and environmentally sustainable practices (collectively, the "Green Standard Initiative") and, in furtherance of the same, may pursue a third party or government mandated rating or certification systems for environmental sustainability and/or health and wellness ("Green Rating"). Tenant agrees that, throughout the Term of the Lease, Tenant shall cooperate with Landlord and comply with the Green Rating and any rules and regulations adopted by Landlord for the Building to promote sustainability, energy efficiency, resource efficiency, recycling and/or environmental health and wellness standards for the Building as the same may be changed, modified or replaced from time to time upon notice to Tenant.

2. Direct Billing; Reporting Requirements; Submeters

If Tenant is billed directly by a public utility with respect to Tenant's energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's energy usage with respect to the Premises directly from the applicable utility company. Tenant will comply with all reporting requirements related to energy consumption and emissions enacted pursuant to applicable federal and local Laws and regulations. In the event the Premises are not separately metered or submetered, Landlord shall have the right at its sole cost and expense, to install submeters to monitor energy consumption in the Premises.

3. Recycling

Tenant shall place all refuse and recyclables, including without limitation paper, plastics, cardboard, glass and metals, in receptacles in the Premises or in the receptacles (if any) provided by Landlord for the Building.

4. Alternative Energy System

Landlord shall have the express right, without Tenant's consent, to install or to permit an Affiliate or other third party to install, on-site power generation, and if applicable, energy storage (i.e., solar, photovoltaic, battery storage or small wind systems, including, without limitation, a solar electric generating system on the roof) (the "Alternative Energy System"), at or on the Building or on the Land and the right to enter into a lease or license for the roof of the Building or the Land whereby such lessee or licensee shall have the right to install an Alternative Energy System on the roof of the Building or on the Land. Tenant agrees to cooperate with Landlord in connection with the installation and on-going operation of any on-site Alternative Energy System. Tenant acknowledges and agrees that Tenant shall have no right to receive the benefit of any renewable energy credits or similar credits resulting from on-site energy generation or the Alternative Energy System, including tax credits, rebates, benefits, reductions, offsets, and allowances resulting from the environmental or related attributes of the Alternative Energy System or the sale of electricity generated by the Alternative Energy System. Landlord shall be deemed to be the sole

and exclusive owner of the energy generated by the Alternative Energy System and Landlord may retain or assign such renewable energy credits in Landlord's sole discretion. Landlord shall have the right, at Landlord's option, to sell any energy generated from such on-site Alternative Energy System to the Building for use by tenants of the Building at market utility rates for such power and/or to sell any such energy to any utility provider or to third parties using Renewable Energy Certificates or other similar tradable renewable certificate and any proceeds received by Landlord from the sale of such energy shall belong exclusively to Landlord or its Affiliate, as applicable.

5. Sustainable Products

Tenant agrees that environmentally responsible purchasing and chemical use are necessary to provide sound environmental stewardship, protect human health, and control Operating Expenses. Tenant shall use environmentally responsible and sustainable cleaning products, materials and finishes in the construction of and maintenance of the Premises, including, without limitation, paper hand towels (if used) shall contain a minimum of 40% post-consumer recycled content, or Green Seal GS-09 and/or Chlorine Free Products Association (CFPA) Certification.

6. Construction Materials and Practices

All of Tenant's construction methods and procedures (including without limitation, material purchases, and disposal of waste) must comply with the requirements of the Green Standard Initiatives and shall not adversely affect any current or future Green Rating. Landlord may, upon reasonable prior notice to Tenant, adopt construction rules and regulations for implementing and complying with the Green Rating and Landlord's Sustainability Practices. Tenant shall cooperate with Landlord and its consultants to maximize lighting transmission and reducing electrical loads in its Premises, including, without limitation, requiring the use of occupancy sensors, plug load management and office equipment with power saving settings. All new electrical equipment purchased for use within the Premises shall be ENERGY STAR® certified or equivalent and all new plumbing fixtures shall consist of WaterSense® products or use low-flow aerators. If an ENERGY STAR® certified product is not available, Tenant will purchase the most energy efficient item possible that meets their requirements.

7. Tenant's Green Initiatives.

Landlord seeks to align its green lease goals with Tenant and encourages Tenant to design its space pursuant to the standards outlined by the EPA's ENERGY STAR® Tenant Space™ program and contact Landlord with opportunities to collaborate efforts and/or potentially share costs of sustainability projects. If Tenant has a proposal for a project to upgrade the energy and water conservation equipment and systems or otherwise improve the environmental performance of the Building/and or the Premises, Tenant should contact the property management team for the Building with such proposals. Notwithstanding the foregoing, nothing in this Section 7 shall require Landlord to undertake any sustainability initiative proposed by Tenant.